UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 29, 2007, Cardinal Health, Inc. (the “Company”) and other parties to litigation described below entered into a Memorandum of Understanding (“MOU”) to settle shareholder derivative actions against current and former executives and directors of the Company. The MOU relates to actions captioned Doris Staehr v. Robert D. Walter et al., No. 02-CV-11-639, pending in the Court of Common Pleas, Delaware County, Ohio and Donald Bosley v. David Bing et al., No. 04 CV A07-7167, Sam Weitschner v. Dave Bing et al., No. 04 CV C08-8970, Green Meadow Partners, LLP v. David Bing et al., No. 04 CV H09-9891, and Barry E. Weed v. John F. Havens, et al., No. 06 CV H09 12620, pending in the Court of Common Pleas, Franklin County, Ohio (collectively, the “Derivative Actions”). The Derivative Actions are more fully described under the heading “Derivative Actions” in Note 8 of “Notes to Condensed Consolidated Financial Statements” included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 (the “March 31, 2007 Form 10-Q”). In addition to the plaintiffs and the Company, the parties to the MOU include all individual named defendants in the Derivative Actions, consisting of the following current and former executives and directors: David Bing, George H. Conrades, John F. Finn, Robert L. Gerbig, John F. Havens, J. Michael Losh, John B. McCoy, Richard C. Notebaert, Michael D. O’Halleran, David W. Raisbeck, Jean G. Spaulding, Matthew D. Walter, Robert D. Walter, William E. Bindley, Regina E. Herzlinger, Melburn G. Whitmire, George L. Fotiades, James F. Millar, Mark W. Parrish, Richard J. Miller, Ronald K. Labrum and Anthony J. Rucci.

Under the MOU, in full and final settlement of all claims in the Derivative Actions, the individual defendants will cause proceeds from their applicable directors and officers insurance policies totaling $70 million to be paid to the Company, less an amount not more than $12 million as is approved by court order for plaintiffs’ attorneys’ fees and costs. See the discussion below under “Item 8.01” for more information regarding the insurance proceeds. Upon final court approval of the settlement, the Company expects to recognize its net proceeds from the settlement as income within special items in its consolidated statement of earnings.

The MOU further provides that the Company and its board of directors will adopt a corporate governance enhancement requiring the audit committee of the board to meet in executive session with the Company’s Chief Financial Officer and Chief Legal Officer no less than annually. Also under the MOU, each plaintiff in the Derivative Actions and the Company will grant each of the individual defendants and employees, agents and representatives of the Company a comprehensive release and covenant not to sue, as broad as permissible under the law, that with certain narrow exceptions will cover all claims by or on behalf of the Company that are or could have been asserted in the Derivative Actions that arise out of or in connection with or are related to any of the acts, matters or transactions referred to in the Derivative Actions.

The individual defendants in the Derivative Actions continue to deny the violations of law alleged in those actions, and the settlement will acknowledge that the individual defendants are entering into the settlement solely to eliminate the uncertainties, burden and expense of further protracted litigation. The settlement is subject to completion of definitive documentation and other conditions, including notice to shareholders, approval by all necessary courts and formal, final dismissal of all the Derivative Actions. At this time, there can be no assurance that those conditions will be met and that the settlement will receive final court approval.

Item 8.01	Other Items

As previously disclosed, some insurance coverage is available to the Company and individuals who were named as defendants in the Derivative Actions and the legal proceedings described under the heading “Shareholder Litigation against Cardinal Health” in Note 8 of “Notes to Condensed Consolidated Financial Statements” included in the March 31, 2007 Form 10-Q (the “Cardinal Health federal securities actions”). The litigation between the Company and its insurers relating to this insurance coverage is described under the heading “Insurance Coverage for Shareholder/ERISA Litigation against Cardinal Health and Derivative Actions” in Note 8 of “Notes to Condensed Consolidated Financial Statements” included in the March 31, 2007 Form 10-Q.

The Company had previously disclosed in a Form 8-K filed on May 30, 2007 that it had reached agreements-in-principle on the basic terms of settlements of the insurance coverage litigation with four insurance companies. Definitive agreements have since been entered into to implement the previously disclosed agreements-in-principle. Under these agreements, the four insurance companies have agreed to pay an aggregate amount of $94 million, which would be available as appropriate for the benefit of the Company and the individuals who are defendants in the Derivative Actions and the Cardinal Health federal securities actions. From the $94 million, $70 million will be used in connection with settling the Derivative Actions discussed above under “Item 1.01.” In addition, approximately $4 million of the proceeds was paid to the Company during the fiscal year ended June 30, 2007 to defray previously incurred legal expenses. The Company will not receive or record the remaining $20 million of insurance proceeds unless and until definitive settlement agreements have been finalized and executed and allocation of such proceeds among the defendants has been determined. The Company believes that it has additional insurance coverage available from other carriers to partially satisfy its defense costs and liabilities in these matters, but any such additional coverage is likely to be immaterial in amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: July 6, 2007	By:	/s/ Ivan K. Fong
	Name:	Ivan K. Fong
	Title:	Chief Legal Officer and Secretary